Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals to Raise $18 Million
in Registered Direct Offering

LINCOLNSHIRE, Illinois (December 27, 2010) — BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced that it has received commitments from several institutional investors to purchase $18 million of securities in a registered direct offering. BioSante expects to receive net proceeds of approximately $16.9 million after deducting placement agent fees and other offering expenses. BioSante has entered into securities purchase agreements with these investors pursuant to which BioSante has agreed to sell an aggregate of approximately 10.6 million shares of its common stock and warrants to purchase up to approximately 5.3 million additional shares of its common stock. Each unit, consisting of one share of common stock and a warrant to purchase 0.50 of a share of common stock, will be sold for a purchase price of $1.70, a premium to the closing price on the prior full trading day of Thursday December 23, 2010.

“We are pleased to have a commitment from these new and existing institutional investors,” said Stephen M. Simes, BioSante’s president and chief executive officer. “This additional funding from these high quality biotechnology institutional investors provides us with a strong cash position as we close out the year, ensuring our ongoing focus on our LibiGel® Phase III clinical study program. Our objective is to submit a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) by the end of 2011. LibiGel remains the lead pharmaceutical product in the U.S. in active development for the treatment of hypoactive sexual desire disorder (HSDD) in menopausal women, and we continue to believe that LibiGel has the potential to be the first product approved by the FDA for this common and unmet medical need.”

The warrants to purchase additional shares will be exercisable at an exercise price of $2.00 per share beginning immediately and will expire five years from the date that the warrants are issued. All of the securities were offered pursuant to an effective shelf registration statement. Proceeds from the transaction will be used for general corporate purposes, including continuing to fund BioSante’s LibiGel Phase III clinical study program, as well as to seek opportunities for its GVAX cancer vaccines and other technologies. The offering is expected to be consummated by December 30, 2010, subject to customary closing conditions.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (NASDAQ: RODM), acted as the exclusive placement agent for the transaction. Roth Capital Partners, LLC, JMP Securities LLC, Oppenheimer & Co. Inc. and Trout Capital, LLC acted as financial advisors.

A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed by BioSante with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from BioSante by contacting BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069. Copies of the final prospectus supplement and accompanying prospectus relating to the offering also may be obtained from Rodman & Renshaw, LLC, 1251 Avenue of the Americas 20th Floor, New York, NY 10020 or by calling (212) 356-0549. This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock or warrants of BioSante. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About BioSante Pharmaceuticals, Inc.

BioSante is a specialty pharmaceutical company focused on developing products for female sexual health and oncology. BioSante’s lead products include LibiGel® (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD) which is in Phase III clinical development under a U.S. Food and Drug Administration (FDA) Special Protocol Assessment. BioSante also is developing a portfolio of cancer vaccines, three of which have been granted orphan drug designation, and are currently in several Phase II clinical trials. Other products in development are Bio-T-Gel™, a testosterone gel for male hypogonadism licensed to Teva Pharmaceuticals and an oral contraceptive in Phase II clinical development using BioSante patented technology. The company also is seeking opportunities for its other technologies. Additional information is available online at: http://www.biosantepharma.com

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about BioSante’s plans, objectives, expectations and intentions with respect to future operations and products and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause BioSante’s actual results to be materially different than those expressed in or implied by BioSante’s forward-looking statements.  For BioSante, particular uncertainties and risks include, among others, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of BioSante’s licensees or sublicensees; the success of clinical testing; and BioSante’s need for and ability to obtain additional financing. More detailed information on these and additional factors that could affect BioSante’s actual results are described in BioSante’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this news release  speak only as of the date of this news release.  BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:
For Investors:	For Media:
The Trout Group LLC	McKinney/Chicago
Tricia Swanson	Alan Zachary
(646) 378-2953 tswanson@troutgroup.com	(312) 944-6784 ext. 316; azachary@mckinneychicago.com